Exhibit 99

Oral Argument Calendared for Retractable Technologies, Inc.

LITTLE ELM, Texas, January 28, 2016—Retractable Technologies, Inc. (NYSE MKT: RVP) reports that oral argument before the United States Court of Appeals for the Fifth Circuit has been set on the Court’s calendar for Monday, February 29, 2016 in New Orleans, LA.

Becton, Dickinson and Company (“BD”) filed this appeal from the United States District Court for the Eastern District of Texas, No. 2:08-cv-16, to ask the United States Court of Appeals for the Fifth Circuit to reverse the judgments entered in favor of Retractable and render judgment for BD or remand the case for a new trial. The judgments at issue in this appeal stem from the jury finding that BD illegally engaged in anticompetitive conduct with the intent to acquire or maintain monopoly power in the safety syringe market and that BD engaged in false advertising under the Lanham Act.  The judgments grant Retractable $352,000,000 in damages and attorneys’ fees as well as injunctive relief.

RTI manufactures and markets VanishPoint® and Patient Safe® safety medical products. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. RTI’s products are distributed by various specialty and general line distributors.

For more information on RTI, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events. We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

Douglas W. Cowan, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer